Exhibit 99.1

NeoRx Initiates Clinical Trial of Picoplatin in Colorectal Cancer and

Announces Name Change to Poniard Pharmaceuticals and

Relocation of Corporate Headquarters

— Corporate and Clinical Update Conference Call Scheduled for 1:00 p.m. EDT Today —

Seattle (May 10, 2006) — NeoRx Corporation (NASDAQ:NERX) today announced that it has treated the first patient in a Phase 1/2 clinical trial of its lead product, picoplatin, for the potential front-line treatment of colorectal cancer. The Company also announced that it is changing its corporate name to Poniard Pharmaceuticals, Inc. effective June 16, 2006, to reflect its strategic repositioning as a global specialty pharmaceutical company focused on the discovery, development and commercialization of innovative products to impact the lives of people with cancer. The Company plans to relocate its corporate headquarters to San Francisco, which it believes will broaden access to resources to build its programs.

Picoplatin is a new generation platinum therapy that provides a differentiated spectrum of activity, reduced reactivity and an improved safety profile. An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors. In addition to the colorectal cancer trial, picoplatin is being studied in an open-label, multi-center Phase 2 clinical trial in small cell lung cancer patients. The Company plans to initiate a Phase 1/2 trial of picoplatin in patients with hormone refractory prostate cancer by the end of the second quarter.

“With the successful completion of a $65 million financing last month, a strong management team and new institutional investor ownership, I believe that Poniard Pharmaceuticals has the resources, talent and commitment to advance our picoplatin development program for multiple indications. Establishing our corporate headquarters in San Francisco, while preserving our clinical development and support activities in Seattle, is consistent with our strategic commitment to focusing and expanding our resources to build a diverse oncology pipeline through in-house research and in-licensing,” said Jerry McMahon, Ph.D., chairman and CEO of the Company.

Picoplatin Colorectal Program and Other Development Programs

The Company’s Phase 1/2 colorectal cancer study is designed to determine the safety and efficacy of picoplatin when combined with fluorouracil and leucovorin to treat patients newly diagnosed with metastatic disease. The Company anticipates completing enrollment this year of the 30-patient Phase 1 component of the study.

“Picoplatin has previously demonstrated a more manageable safety profile with fewer side effects than currently available platinum-based therapies, especially when used in combination with other approved agents, and may greatly benefit patients with metastatic colorectal cancer who are currently limited to the use of one platinum-based chemotherapy. If our Phase 1/2 trial is successful, we plan to expand and advance clinical studies, with the goal of bringing this innovative platinum product to market for this indication,” added Dr. McMahon.

In the treatment of metastatic colorectal cancer, treatment with fluorouracil and leucovorin plus oxaliplatin (Eloxatin®) (known as the FOLFOX regimen) is the current standard of care in the United States and Europe. In the United States, about 90,000 patients received oxaliplatin-containing regimens in 2005, generating approximately $1.4 billion in revenue from the treatment of early- and late-stage colorectal cancers. However, approximately 82 percent of patients receiving this treatment develop peripheral neuropathy and approximately 19 percent of all patients receiving the treatment develop severe peripheral neuropathy. Neuropathy, a peripheral nerve function problem that can result in pain, numbness, tingling, swelling and weakness of muscles, causes an estimated 30 to 50 percent of patients to withdraw from oxaliplatin treatment. Picoplatin has been tested in more than 500 patients in Phase 1 and 2 safety and efficacy studies. In contrast to oxaliplatin, approximately 8 percent of picoplatin-treated patients treated in these studies developed peripheral neuropathy and none developed severe peripheral neuropathy.

In the treatment of metastatic hormone refractory prostate cancer, treatmentwith docetaxel (Taxotere®) is the current standard of care. The Company’s planned Phase I/2 study will evaluate picoplatin in the treatment of patients with newly diagnosed hormone refractory prostate cancer and is designed to determine the safety and efficacy of picoplatin when combined with docetaxel.

The Company’s ongoing open-label, multi-center Phase 2 clinical trial of picoplatin in patients with small cell lung cancer (SCLC) is designed to confirm and expand data supporting the efficacy of picoplatin as a single agent in the treatment of patients with platinum refractory or resistant SCLC. Several efficacy endpoints are being assessed, including response rate, progression-free survival, overall survival, improvement in disease-related symptoms and disease control (defined as complete response, partial response and stable disease rates combined). The Phase 2 trial is currently being conducted at approximately 30 sites in Eastern Europe and approximately 30 sites in North America. Enrollment is expected to be completed and initial results are expected later this year.

“In addition to evaluating intravenous picoplatin in lung, colorectal and prostate cancer, we see the opportunity to develop an oral dosage form of picoplatin for use in solid tumors refractory to initial chemotherapy,” said Dr. McMahon. “We are committed to developing and evaluating oral picoplatin. In contrast to currently marketed platinums, we have observed 40 percent oral bioavailability in preclinical testing. We believe that oral picoplatin would be a competitive and useful product candidate for the future.”

Company Name Change and Relocation

The Company will continue to be traded on the NASDAQ Capital Market under the symbol NERX until the close of business on June 16, 2006, after which it will be traded under the symbol PARD. Until the effective date of the formal corporate name change, the Company plans to do business under the trade name Poniard Pharmaceuticals.

Poniard, which is pronounced PON-yerd and means a slender dagger with a triangular blade used in close quarters, plans to relocate its corporate headquarters from Seattle to San Francisco by the beginning of the third quarter. The Company currently is in negotiations to lease facilities in San Francisco to accommodate its new executive offices and plans for growth. The Company intends to maintain its clinical development and support activities in Seattle, and has no plans to relocate any of its 19 employees currently in Seattle. The Company has also created a new corporate brand and website at www.poniard.com.

Teleconference/Webcast Details

The Company will hold a teleconference today at 1:00 p.m. Eastern time (10:00 a.m. Pacific time). Management will provide an update on corporate and clinical progress and outline key goals. To participate in the live call by telephone, please dial 888-396-2369 from the U.S. or 617-847-8710 for international callers and enter passcode 27340826. A telephone replay will be available for seven days following the conclusion of the call by dialing 888-286-8010 from the U.S. or 617-801-6888 for international callers and entering passcode 33279470.

In addition, the live conference call is being webcast and can be accessed at the Company’s website at www.poniard.com or www.neorx.com. A recording of the call will be available on the Company’s website for 14 days following the completion of the call.

About NeoRx Corporation and Poniard Pharmaceuticals

On June 16, 2006, NeoRx Corporation will change its name to Poniard Pharmaceuticals, Inc. A global specialty pharmaceutical company, Poniard Pharmaceuticals will focus on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer. Picoplatin, the Company’s lead product candidate, is a new generation platinum therapy that provides a differentiated spectrum of activity, reduced reactivity and an improved safety profile. An intravenous chemotherapeutic agent, picoplatin is designed to overcome platinum resistance associated with the treatment of solid tumors. Picoplatin is being studied in clinical trials for the treatment of small cell lung and colorectal cancer. As part of its strategic goal of building a diverse oncology pipeline, the Company is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors. For additional information please visit www.poniard.com or www.neorx.com.

This release contains forward-looking statements, including statements regarding the Company’s business model, drug development programs and clinical trial plans and results to date. The Company’s actual results may differ materially from those indicated in these forward looking statements based on a number of factors, including anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals, future capital needs and uncertainty of additional financing, competition, uncertainties associated with intellectual property, dependence on third-party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2006 NeoRx Corporation. All Rights Reserved.

For Further Information:

Julie Rathbun
Corporate Communications
Poniard Pharmaceuticals c/o NeoRx Corporation
300 Elliott Avenue West, Suite 500
Seattle, WA  98119
206-286-2517
jrathbun@neorx.com

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